UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) May 7, 1997 (February 21, 1997)
                                                 -------------------------------


                                   FEI COMPANY

            Oregon                    0-22780                  93-0621989
--------------------------------------------------------------------------------
(State or other jurisdiction of     (Commission               (IRS Employer
 incorporation or organization)       File No.)             Identification No.)


7451 NW Evergreen Parkway, Hillsboro, OR                        97124-5830
--------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)


                                 (503) 640-7500
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                    No Change
--------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

Item 7.  Financial Statements and Exhibits
------------------------------------------

(a)  Financial Statements of Business Acquired

     On February 21, 1997 FEI Company (the "Registrant") acquired substantially all of the assets and liabilities of the electron optics business (the "PEO Operations") of Philips Electronics N.V. ("Philips") that had been consolidated into two wholly owned subsidiaries of Philips Industrial Electronics International B.V., a wholly owned subsidiary of Philips ("PIE"). The PEO Operations were acquired in exchange for 9,728,807 newly issued shares of the Registrant's Common Stock, which constituted, when issued, 55% of the shares of Common Stock of the Registrant then outstanding. The assets and liabilities that were excluded from the PEO Operations and therefore not acquired by the Registrant were (i) the sales and service organizations related to the Philips electron optics business in approximately 25 countries other than the U.S., Canada, Germany, France, Italy, Japan, The Netherlands and the United Kingdom,
(ii) the real estate and improvements used in the principal manufacturing and administrative facility used by the PEO Operations in Eindhoven (Acht), The Netherlands, which facility will be leased to the Registrant for a term of 10 years and (iii) certain other assets and liabilities not pertaining directly to the ongoing conduct of the PEO Operations. The Combination was recorded as a "reverse purchase" for accounting and financial reporting purposes.

     This Form 8-K/A contains the Independent Auditors' Report and the accompanying combined audited balance sheets of the electron optics business of the PEO Operations as of December 31, 1995 and 1996 and the related combined income statements and combined cash flow statements for each of the years in the three-year period ended December 31, 1996.

     Before the Combination, the PEO Operations were operated as a business unit of PIE. Management of Philips allocated certain costs in preparation of the historical financial statements of the PEO Operations. No assurance is given that these cost allocations reflect the actual costs that would have been incurred by the PEO Operations if it had been operated as a stand-alone business.

(b)  Pro Forma Financial Information

     This Form 8-K/A contains the unaudited pro forma combined balance sheet as of December 31, 1996, prepared as if the Combination occurred on that date, and the unaudited pro forma combined statement of operations for the year ended December 31, 1996, as if the Combination occurred at the beginning of the period.

     In the opinion of management of the Registrant, all adjustments necessary to present fairly the unaudited pro forma combined financial statements have been made based on the terms and structure of the Combination. These unaudited pro forma combined financial statements are not necessarily indicative of what actual results would have been had the

Combination occurred at the beginning of the period nor do they purport to indicate the results of future operations of the Registrant.

     The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and the historical financial statements and notes thereto of the Registrant and the PEO Operations, respectively.

Item 8.  Change in Fiscal Year
------------------------------

     In connection with the Combination, the Registrant adopted the fiscal year of the PEO Operations. Each of the first three fiscal quarters (ending in March, June and September) will end on the last Sunday of the quarter and the fourth quarter and the fiscal year will end on December 31.

Independent Auditors' Report
----------------------------

To the Board of Directors of
Philips Industrial Electronics International B.V.

We have audited the accompanying combined balance sheets of the Philips Electron Optics Operations to be transferred to FEI Company as of December 31, 1995 and 1996, and the related combined income statements and combined cash flow statements for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the management of Philips Electron Optics. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in The Netherlands, which do not differ substantially from generally accepted auditing standards in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined financial statements are prepared in accordance with generally accepted accounting principles in the United States on the basis of Notes 1 and 3 pursuant to the Combination Agreement between Philips Industrial Electronics International B.V. and FEI Company to transfer a substantial part of Philips Electron Optics to FEI Company. The Philips Electron Optics Operations were a component of several operating units of Philips Electronics N.V. and its subsidiaries and did not constitute a separate legal or reporting entity.

In our opinion the combined financial statements referred to above present fairly, in all material respects, the financial position of the Philips Electron Optics Operations to be transferred to FEI Company as of December 31, 1995 and 1996, the cash flows and the results of their operations for each of the years in the three-year period ended December 31, 1996, on the basis described in Notes 1 and 3, in conformity with generally accepted accounting principles in the United States.


                              KPMG ACCOUNTANTS N.V.
Eindhoven,
The Netherlands,
April 9, 1997

                       Philips' Electron Optics Operations
                             Combined Balance Sheets
                            (Thousands of US Dollars)

-------------------------------------------------------------------------------------------------

                                                           December 31,              December 31,
                                                                   1995                      1996
                                                           ------------              ------------
Assets

Trade accounts receivable (Note 4)                               23,037                    25,349
Other accounts receivable /                                       1,157                     1,426
prepaid expenses
Inventories (Note 5)                                             25,045                    30,213
Current accounts with Philips (Note 6)                            1,460                     1,639
                                                             ----------                ----------
Total current assets                                             50,699                    58,627
Other assets (Note 7)                                             4,004                     6,014
Tangible fixed assets (Note 8)                                    6,039                     5,658
Intangible fixed assets (Note 9)                                     --                     1,525
                                                             ----------                ----------
Total assets                                                     60,742                    71,824
                                                             ==========                ==========

Liabilities and division equity

Trade creditors                                                   8,936                     7,585
Payroll liabilities                                               2,303                     1,648
Pre-payments received                                             1,570                     2,145
Accrued expenses (Note 10)                                       10,353                    13,277
Short term provisions (Note 11)                                   3,693                     2,897
                                                             ----------                ----------
Total current liabilities                                        26,855                    27,552
Long term provisions (Note 12)                                    1,336                     1,202
Division equity (Note 13)                                        32,551                    43,070
                                                             ----------                ----------
Total liabilities and division equity                            60,742                    71,824
                                                             ==========                ==========

See accompanying notes to the combined financial statements.

                       Philips' Electron Optics Operations

                           Combined Income Statements
                            (Thousands of US Dollars)

-------------------------------------------------------------------------------------------------


                                                                    Year ended December 31
                                                                    ----------------------

                                                          1994              1995             1996
                                                          ----              ----             ----
Sales                                                   84,169           109,117          112,384
Cost of sales                                           38,566            57,301           61,551
                                                      --------          --------         --------
Gross profit                                            45,603            51,816           50,833
Research and development costs                           6,850             9,087           10,893
(Note 14)
Selling, general and administrative                     29,280            35,184           39,253
costs
Other (income)(Note 15)                                      -           (1,700)                -
                                                      --------          --------         --------
Income from operations                                   9,473             9,245              687
Tax expense (Note 16)                                    3,580             3,317              740
                                                      --------          --------         --------
Net income (loss)                                        5,893             5,928             (53)
                                                      ========          ========         =======

See accompanying notes to the combined financial statements.

                       Philips' Electron Optics Operations
                          Combined Cash Flow Statements
                            (Thousands of US Dollars)


                                                                             Year ended December 31,
                                                                             -----------------------
                                                                           1994              1995             1996
                                                                           ----              ----             ----
Cash flow from operating activities:
Net income (loss)                                                         5,893             5,928              (53)

Adjustment to reconcile net income to net cash from operating activities:

      Depreciation and amortization                                       1,447             1,844            2,599

      Decrease (increase) in assets:
         Receivables                                                     (1,085)           (3,453)          (2,175)
         Other receivables/prepaid expenses                                 (18)             (158)            (616)
         Inventories                                                     (4,982)           (6,951)          (6.791)
         Other Assets                                                        28              (655)          (2,798)
         Current account with Philips                                       928              (127)          (1,130)

      Increase (decrease) in liabilities:
         Trade creditors                                                    542             2,465              180
         Payroll liabilities                                                165               (73)          (1,793)
         Pre-payments received                                             (726)           (1,537)             672
         Accrued expenses                                                 1,116                73            1,621
         Provisions                                                       1,361               126           (1,878)
                                                                       --------          --------         --------

         Net cash provided by (used in) operating
         activities                                                       4,669            (2,518)         (12,162)

Cash flow from investing activities:
      Acquisition of equipment/capital
      expenditure/proceeds of divestment                                 (1,769)           (2,351)             309
      Purchase of businesses                                                  -                 -           (3,200)
                                                                       --------          --------         --------

      Net cash used in investing activities                              (1,769)           (2,351)          (2,891)

Cash flow from financing activities:
      Net cash provided by (returned to)                                 (2,900)            4,869           15,053
                                                                       --------          --------         --------
      Philips (1)
      Net increase/decrease in cash and cash
      equivalents                                                             0                 0                0
                                                                       ========          ========         ========

                                        7

(1)  Net cash provided by (returned to) Philips consists of the following:


                                                                  Year ended December 31,

                                                             1994              1995             1996
                                                             ----              ----             ----
Cash provided by Philips                                   80,184           110,533          125,262
Cash returned to Philips                                   83,084           105,664          110,209
                                                        ---------           -------          -------
Net cash provided by (returned to) Philips                 (2,900)            4,869           15,053


Principally due to the effect of translation differences, certain amounts in the cash flow statements do not correspond to the difference between the balance sheet amounts for the corresponding items.

See accompanying notes to the combined financial statements.

                       Philips' Electron Optics Operations
                     Notes to Combined Financial Statements

1 Structure of the Philips' Electron Optics operations pursuant to the Combination Agreement between Philips Industrial Electronics International B.V. and FEI Company

In November 1996 an agreement (the "Combination Agreement") was entered into between Philips Industrial Electronics International B.V. ("PIE"), a Netherlands corporation and wholly owned subsidiary of Philips Electronics N.V. ("Philips"), and FEI Company, an Oregon corporation, ("FEI") pursuant to which Philips' Electron Optics business unit and FEI would be combined. The Electron Optics operations to be transferred to FEI (the "PEO Operations") include business activities in nine countries, and the Combination Agreement provides that these various operations will be separated from their respective Philips organizations and incorporated into new legal entities. Philips will transfer to FEI 100% of the ownership interest in these new legal entities. Pursuant to the Combination Agreement, PIE will receive 55% of the outstanding Common Stock of FEI. The closing of the transactions contemplated by the Combination Agreement occurred on February 21, 1997 (the "Closing").

The PEO Operations transferred to FEI consists of the world-wide activities of the Electron Optics business unit of PIE (including substantially all of the related assets and liabilities and personnel) on a going-concern basis, other than the Excluded Business (as hereinafter defined), and included the relatively small acquisitions in 1996 of the business of ElectroScan Corporation, a Massachusetts corporation, and the former Delmi S.r.o. located in Brno, Czech Republic. In accordance with the Combination Agreement, at Closing the PEO Operations included $8.0 million in cash.

The "Excluded Business," which is not included in the combined financial statements, means:

I. Philips' Electron Optics sales and service organizations in countries other than the United States, Canada, France, Germany, Italy, Japan, The Netherlands and the United Kingdom.

II. Ownership of the real property located at Eindhoven, The Netherlands, and certain other assets and liabilities used in the PEO Operations.

The Combination Agreement provides that the Eindhoven real property will be leased for a ten-year term at a market-related rate. A reduced rental rate of $850,000 will apply for the first year. The parties to the Combination Agreement have not yet agreed on rental rates for years two through ten of the lease period.

2    Nature of Business

Description of Philips' Electron Optics Business

The PEO Operations develops, manufactures and sells electron optics instruments, principally electron microscopes, to governmental and quasi-governmental institutions, research foundations and similar institutions and to industrial users in the semiconductor, pharmaceutical, chemical, metals and mining industries. Customers of the PEO Operations are located worldwide, but primarily in Europe, the U.S. and Asia.

Dependence on Suppliers

The PEO Operations relies on other Philips business and outside vendors to manufacture the components and subassemblies used in its microscopes, many of which are obtained from a sole supplier or a small number of suppliers. A substantial portion of the subassemblies included in its electron microscopes are purchased from the Philips machine shop (Philips Machinefabrieken B.V.). Management of the PEO Operations believes that certain components and subassemblies are available only from Philips. A significant delay or disruption in obtaining components and subassemblies from Philips would have a material adverse effect on the PEO Operations' results of operations during the period in which alternative sources of supply were developed.

Shared Philips Resources

Philips and its affiliates provide certain services to the PEO Operations, such as research and development (product and production technology), general corporate resources and marketing and sales (brand name, distribution and sales representation). See Note 17.


3    Accounting Policies

Basis of presentation

The combined financial statements have been prepared in accordance with generally accepted accounting principles in the U.S. applied on a consistent basis, taking into account SEC regulations, and include the accounts of the PEO Operations transferred to FEI, i.e., the PEO Operations organizations in the U.S., Canada, France, Germany, Italy, Japan, The Netherlands and the United Kingdom. The accounts of Philips Electron Optics Czech Republic s.r.o. (former Delmi s.r.o.) are included from January 1, 1996. The accounts of ElectroScan Corporation are included from July 1, 1996. All profits and losses derived from intercompany transactions are eliminated. The combined financial statements are presented as if the PEO Operations had existed as an entity separate from Philips during the periods presented and include the historical assets, liabilities, sales and expenses that are directly related to the PEO Operations.

Because the PEO Operations transferred have historically been part of the Philips group, certain allocations of liabilities and expenses have been included in the combined financial statements. These liabilities and expenses are allocated using various methods depending upon the nature of the liability or expense. In the opinion of Philips, the methods used to allocate these liabilities and expenses to the PEO Operations as if they were a separate entity are reasonable.

The combined financial statements are not necessarily indicative of the financial position and results of operations that would have occurred had the PEO Operations been a separate entity.

Use of estimates in financial reporting

The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. In addition, certain allocations included in the combined financial statements are based on estimates. Actual amounts and results could differ from estimates.

Foreign currency translation

For the purpose of the combined financial statements, the U.S. dollar has been used as the reporting currency. Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the official exchange rates on the respective balance sheet dates. Translation adjustments are shown separately in Division Equity. Revenues, costs and expenses are translated using the average rates of exchange for the periods involved. Realized and unrealized foreign currency transaction gains and losses are included in the combined income statement.

The following table sets forth, for the periods and as of the dates indicated, the foreign exchange translation rates used (expressed in U.S. dollars per Netherlands guilder) in the combined financial statements:

                                       Average Rate for              Rate at
                                         Period Ended               Period End
                                       ----------------             ----------
     December 31, 1994                      0.5525                    0.5780
     December 31, 1995                      0.6211                    0.6250
     December 31, 1996                      0.5917                    0.5747

Revenue recognition

Product sales are recorded at the time of shipment. Maintenance service revenues, when billed in advance, are recorded as deferred revenue and recognized ratably over the contract period; otherwise, revenues are recognized as services are provided.

Cash and cash equivalents / Cash flow

The net cash position of the PEO Operations has been managed through the centralized treasury system of Philips. Accordingly, transfers of cash within the treasury system are recorded through intercompany accounts, which are reflected as a component of Division

Equity in the combined balance sheets. In addition, intercompany balances arising from purchase and sale transactions with other Philips affiliates and allocated charges for services have been treated as the equivalent of cash transactions in the combined financial statements and are included as a component of Division Equity.

Receivables

Receivables and prepaid expenses are stated at face value, less a valuation adjustment for doubtful accounts. The PEO Operations makes periodic evaluations of the creditworthiness of its customers and generally does not require collateral.

Inventories

Inventories are valued at the lower of cost or market, less advance payment on work in process. Cost is defined as purchase price or cost of manufacture, determined under the first-in-first-out (FIFO) method. Costs include material, labor and manufacturing overhead, taking into account the stage of completion. Service inventories which are in excess of the current requirements based on recent sales levels are reported as noncurrent assets (Other assets). Obsolescence is calculated for inventories in excess of future requirements.

Tangible fixed assets

Tangible fixed assets are stated at purchase price or cost of manufacture, less accumulated depreciation. Depreciation is calculated using the straight-line method over the expected economic life of the asset. For machinery and installations as well as other fixed assets expected economic lives mainly range from three to seven years.

Intangible fixed assets

With respect to business acquisitions accounted for using the purchase method, the excess of the cost of acquisition over the fair value of the identifiable net assets acquired is capitalized as goodwill. Goodwill is amortized using the straight-line method over the lesser of its estimated economic life or 40 years. At balance sheet date, recorded goodwill is re-evaluated for impairment based upon expectations of future cash flows and operating income.

Liabilities

Liabilities are stated at face value. For the purpose of these statements, certain liabilities have been allocated to the PEO Operations on a pro rata basis.

Provisions

Provisions are stated at face value, with the exception of provisions for employee pension plans and other post retirement benefits, which are stated at the estimated present value of the future obligation. Provision for product warranty and free of charge replacement is established to cover estimated warrant costs and certain commitments for product updates made. Products generally have a one year warranty period. Provisions include both reserves based on a percentage of sales for normal warranty and replacement during agreed warranty periods and reserves based on a case-by-case calculation.

Division equity

Division Equity represents the Philips financing of the net assets of the PEO Operations through an intercompany account. No separate equity or debt financing has existed at the level of the PEO Operations.

Sales

Sales represent the revenues derived from deliveries of products and customer service activities to third parties and to Philips organizations not to be transferred.

Cost of sales

Cost of sales represents the cost of material, production and distribution to the sales organizations incurred in the production facilities at Acht, The Netherlands; Brno, Czech Republic; and Wilmington, Massachusetts.

Research and development

Research and development costs are expensed as incurred. For certain product development projects the PEO Operations has received grants from The Netherlands government and the European Community, which are credited to the development expenses equally over the periods in which these expenses are incurred. The expenses include certain contract development costs provided by Philips Research and third parties.

Selling, general and administrative costs

Selling, general and administrative costs represent the costs of sales departments and customer service departments (including time spent by service engineers). Also included are the allocated costs of management and administration in the countries, the costs of general management and administration at the production facilities and the allocated portion of the Philips corporate costs.

Interest expense

There is no direct interest cost allocation to the PEO Operations with respect to Philips intercompany borrowings and, accordingly, the combined income statements do not include any allocated financing costs.

Income taxes

The business of the PEO Operations is included in the consolidated income tax return of Philips in each country in which the PEO Operations conducts business. For the purposes of these statements, income tax expense is calculated using the statutory rates on taxable income per country on a calendar year basis, as if the PEO Operations activity had been an independent entity.

4    Trade Accounts Receivable

Trade Accounts Receivable consist of the following:


                                                          December 31,           December 31,
(in thousands of US Dollars)                                     1995                   1996
                                                          -----------            -----------
Trade accounts receivable                                   $  23,863              $  25,952
Valuation adjustments                                            (826)                  (603)
                                                            ---------              ---------
Net trade accounts receivable                               $  23,037              $  25,349
                                                            =========              =========


5    Inventories

Inventories consist of the following:


                                                          December 31,           December 31,
(in thousands of US Dollars)                                     1995                   1996
                                                          -----------            -----------
Raw materials and assembled parts                          $  12,410              $  12,156
Work in process                                                6,737                  9,610
Service                                                          938                    862
Finished goods                                                 8,619                  9,909
                                                           ---------              ---------
Total gross inventories                                       28,704                 32,537
Valuation adjustment for obsolescence                         (3,659)                (2,324)
Total inventories                                          $  25,045              $  30,213
                                                           =========              =========


A component of the valuation adjustment for obsolescence at December 31, 1996 is the planned obsolescence of a certain type of high-tension tank. In 1996 the PEO Operations completed a development program for a new version of the high-tension tank. Management expects the old version of the high-tension tank to be phased out over a period of two to three years. The gross inventories of these high-tension tanks were $963,000 at December 31, 1996, less a cumulative valuation adjustment of $297,000, for a net inventory value of $666,000 at that date.


6    Current accounts with Philips

Current accounts with Philips represent accounts receivable and accounts payable between PEO Operations and other Philips units. Most of the current account transactions relate to deliveries of goods.

Current accounts with Philips consist of the following:


                                                          December 31,           December 31,
(in thousands of US Dollars)                                     1995                   1996
                                                          -----------            -----------
Current account receivable                                 $  2,729               $  2,471
Current account payable                                      (1,269)                  (832)
                                                           --------              ---------
Total                                                      $  1,460               $  1,639
                                                           ========               ========


7    Other assets

Other assets relate to non-current service inventories and consist of the following:


                                                          December 31,           December 31,
(in thousands of US Dollars)                                     1995                   1996
                                                          -----------            -----------
Gross value                                                $  7,163               $  8,675
Valuation adjustment for obsolescence                        (3,159)                (2,661)
                                                           --------               --------
Net other assets                                           $  4,004               $  6,014
                                                           ========               ========


8    Tangible fixed assets

Tangible fixed assets consist of the following:


                                                          December 31,           December 31,
(in thousands of US Dollars)                                     1995                   1996
                                                          -----------            -----------
Gross                                                      $  6,337               $  4,735
Accumulated depreciation                                     (3,669)                (3,162)
                                                           --------               --------

Net book value                                                2,668                  1,573

Other fixed assets:
Gross                                                         9,219                 10,745
Accumulated depreciation                                     (5,848)                (6,660)
                                                           --------               --------

Net book value                                                3,371                  4,085

Total tangible fixed assets                                $  6,039               $  5,658
                                                           ========               ========

Included in other fixed assets is demonstration equipment in the amount of $2,092,000 and $2,305,000 as of December 31, 1995 and 1996, respectively.

Under the terms of the Combination Agreement, certain land and a manufacturing and office building located at Eindhoven, The Netherlands, were retained by Philips and leased to FEI under an operating lease agreement.

Accordingly, the land and building have been excluded from the accompanying combined balance sheets. The combined income statements for the years ended December 31, 1995 and 1996 include $348,000 and $332,000, respectively, of depreciation expense related to such facilities, representing an assumed charge to the PEO Operations from Philips for the use of the land and building.

According to the Combination Agreement, for 1997 a reduced rental rate of $850,000 will apply.


9    Intangible fixed assets

On February 6, 1996 the PEO Operations acquired Delmi S.r.o., now called Philips Electron Optics Czech Republic S.r.o., at Brno, Czech Republic, for a consideration of approximately $400,000. The acquisition did not result in the recording of any goodwill. The Delmi operations have been consolidated with the PEO Operations for financial reporting purposes since January 1, 1996.

On July 11, 1996 the PEO Operations acquired substantially all of the assets of ElectroScan Corporation, a Massachusetts corporation, for $2.8 million, resulting in $1,695,000 of goodwill. The goodwill will be amortized over 60 months. The ElectroScan operations have been consolidated with the PEO Operations since July 1, 1996. Accumulated goodwill amortization in the year ended December 31, 1996 was $169,500. Pursuant to the ElectroScan purchase agreement, the PEO Operations will pay $25,000 of additional consideration to the former ElectroScan Corporation shareholders for each eight-inch ESEM model XL50 sold by the PEO Operations subsequent to closing of the ElectroScan acquisition until December 31, 2001, up to an aggregate of $4 million. In March 1997, management of FEI Company transferred the manufacturing activities of ElectroScan to the manufacturing facility in Eindhoven, The Netherlands. The remaining goodwill attributable to the acquisition of the assets of ElectroScan Corporation was written off and charged to income in the first quarter of 1997.

10   Accrued expenses

Accrued expenses consist of the following:


                                                          December 31,           December 31,
(in thousands of US Dollars)                                     1995                   1996
                                                          -----------            -----------
Deferred revenue                                           $   5,077              $   7,353
Accrued expenses                                               5,276                  5,924
                                                           ---------              ---------
                                                           $  10,353              $  13,277
                                                           =========              =========


11   Short term provisions

Short term provisions consist of the following:


                                                          December 31,           December 31,
(in thousands of US Dollars)                                     1995                   1996
                                                          -----------            -----------
Provision for warranty and replacement                     $  1,314               $  1,217
Deferred taxes                                                1,634                  1,232
Other product related provisions                                713                    412
Other provisions                                                 32                     36
                                                           --------               --------
Total short term provisions                                $  3,693               $  2,897
                                                           ========               ========

Deferred taxes mainly relate to temporary differences on inventories in The Netherlands.


12   Long Term Provisions

Long term provisions consist of the following:


                                                          December 31,           December 31,
(in thousands of US Dollars)                                     1995                   1996
                                                          -----------            -----------
Provision for pensions and termination indemnity           $  1,083               $    888
Provision for post-retirement benefits
   other than pensions                                          253                    314
                                                           --------               --------
Total long term provisions                                 $  1,336               $  1,202
                                                           ========               ========

Provision for Pensions and Termination Indemnity

Employee pension plans have been established in many countries in accordance with the legal requirements, customs and the local situation in the countries involved. The majority of employees in Europe and North America are covered by defined benefit plans. The benefits provided by these plans are based primarily on years of service and employees' compensation near retirement. The funding policy for the plans is consistent with local requirements in the countries of establishment. The pension obligations have, in most cases, been transferred to separate pension funds or to third parties, limiting any further obligations of the company to the beneficiaries. Pension assets and liabilities resulting from the accounting for pension costs in accordance with SFAS 87 are recorded by Philips at the corporate level in the countries and therefore not shown in the balance sheet of each unit.

The following table sets forth the funded status of the Philips corporate defined benefits plans in the relevant countries (in thousands of US Dollars):


                                                            December 31,           December 31,
(in thousands of US Dollars)                                       1995                   1996
                                                           ------------         --------------
Present value of benefit obligations:
     Vested                                                $ 14,841,000          $  14,770,000
     Non-vested                                                  58,000                 62,000
                                                           ------------          -------------

     Accumulated benefit obligation                          14,899,000             14,832,000
     Salary increase assumption                               1,487,000              1,193,000
                                                           ------------          -------------

     Projected benefit organization                          16,386,000             16,025,000
     Plan assets at fair value                               18,210,000             19,083,000
                                                           ------------          -------------

Plan assets in excess of projected benefit obligation:        1,824,000              3,058,000
     Unrecognized net (gain) loss                              (941,000)            (2,318,000)
     Unrecognized prior service cost                            183,000                178,000
     Unrecognized net transition asset                         (870,000)              (711,000)
                                                           ------------          -------------

Pension asset-net-recognized in the consolidated
  balance sheets of Philips                                $    196,000          $     207,000


Assumptions used by Philips in the pension
  computation were:
     Weighted average discount rate                                 7.0%                   7.0%
     Compensation increase rate                               3.0 - 8.0%             2.7 - 6.5%
     Expected asset return rate at January 1                  6.0 - 9.0%             7.0 - 9.0%

The Projected Benefit Obligation for the PEO Operations employees at December 31, 1996 is estimated at approximately $35 million. PEO Operations employees represent less than 1% of the total active participants in these plans. In view of the insignificance of PEO Operations' share in these plans, PEO Operations does not account for its share of plan assets and obligations, except for a plan in Germany. This plan is not funded with a separate pension fund. The provision on PEO Operations' balance sheet covers the projected benefit obligations for the employees who participate in this German plan as well as certain supplementary payments to certain employees in France.

Provision for Post-Retirement Benefits Other Than Pensions

In the Netherlands and the U.S., Philips provides certain post-retirement benefits other than pensions. In accordance with SFAS 106, Philips began accruing for this liability over 20 years at the corporate level. The accrual commenced in 1993 for plans in the U.S. and in

1995 for plans in The Netherlands. The portion of the corporate provision allocable to the PEO Operations in the U.S. is allocated to the PEO Operations and is included in long-term provisions. For The Netherlands, the provision is recorded at the Philips corporate level. On the basis of the number of employees in the PEO Operations in The Netherlands at December 31, 1996, an amount of approximately $75,000 would have been allocated to the PEO Operations in The Netherlands. The unrecognized part of the liabilities allocated on the same basis to the PEO Operations amounts to approximately $700,000 at December 31, 1996.

The following table sets forth the unfunded post-retirement benefit liability of Philips as of December 31, 1996 (in thousands of US Dollars).


                                                                  December 31,           December 31,
                                                                         1995                   1996
                                                                   ----------             ----------
Accumulated post-retirement benefit obligation:
      Retirees:                                                    $  273,000             $  257,000
      Active plan participants                                        171,000                170,000
                                                                   ----------             ----------
         Total obligation                                             444,000                427,000
      Unrecognized net transition liability                          (225,000)              (190,000)
      Unrecognized net gain                                            22,000                 45,000
                                                                   ----------             ----------
      Accrued post-retirement benefit liability                    $  241,000             $  282,000
                                                                   ==========             ==========

The accumulated post-retirement benefit obligation was determined using an average 7.0% discount rate.


13    Division Equity


                                                                      Years ended December 31,
(in thousands of US Dollars)                                           1995                 1996
                                                                  ---------            ---------
Balance January 1,                                                $  20,090            $  32,551
Net income (loss)                                                     5,928                  (53)
Translation difference                                                1,664               (4,481)
Cash provided by Philips                                            110,533              125,262
Cash returned to Philips                                           (105,664)            (110,209)
                                                                  ---------            ---------
Closing balance                                                   $  32,551            $  43,070
                                                                  =========            =========

Division equity represents the financing of the PEO Operations through Philips intercompany accounts. No separate equity or debt financing has existed at the level of the PEO Operations.

The average level of division equity for the following periods is as follows (in thousands of US Dollars):

                                                                  Year ended December 31,
                                                           1994             1995           1996
                                                        ---------------------------------------
Average level of division equity                        $18,000          $28,000        $39,000

14   Research and Development Costs

Research and development costs consist of the following:

                                                                 Year ended December 31,
(in thousands of US Dollars)                                1994           1995           1996
                                                        --------------------------------------
Total expenses                                          $  8,563       $ 10,473       $ 11,978
Grants received                                           (1,713)        (1,386)        (1,085)
                                                        --------       --------       --------
Research and development costs                          $  6,850       $  9,087       $ 10,893
                                                        ========       ========       ========


15   Other income

Other income in 1995 relates to a single transaction involving the sale of technology licensing rights in the U.S.


16   Tax Expense

Tax expense consists of the following:


                                                                        Year ended December 31,
(in thousands of US Dollars)                                      1994              1995             1996
                                                             --------------------------------------------
Current taxes                                                 $  2,713           $ 2,753          $ 1,142
Deferred taxes                                                     867               564             (402)
                                                              --------           -------          -------
Tax expense                                                   $  3,580           $ 3,317          $   740
                                                              ========           =======          =======

Income taxes have been calculated as if the PEO Operations had been a separate entity in each of the countries in which it has operations.

The principal differences between taxes on income computed at The Netherlands statutory tax rate of 35% and recorded income tax expense are as follows:

                                                                        Year ended December 31,
(in thousands of US Dollars)                                      1994              1995             1996
                                                             ---------          --------         --------
Expected tax expense                                          $  3,316          $  3,235          $   240
Different foreign tax rates                                        (15)              109             (180)
Increase (decrease) in valuation allowance                         279               (27)             620
Non-deductible expenses                                              -                 -               60
                                                              --------          --------          -------
Tax expense                                                   $  3,580          $  3,317          $   740
                                                              ========          ========          =======

As a result of recurring losses in Japan, no deferred tax benefits have been assumed. The losses for which no tax benefits have been recognized amounted to $968,000, $1,056,000 and $2,208,000 as of December 31, 1994, 1995 and 1996,
respectively.

The components of income (loss) from operations before taxes are as follows:


                                                                        Year ended December 31,
(in thousands of US Dollars)                                      1994              1995             1996
                                                              --------          --------         --------
The Netherlands                                               $  6,827           $ 3,942          $(2,083)
Foreign                                                          2,646             5,303            2,770
                                                              $  9,473           $ 9,245          $   687
                                                              ========           =======          =======

The components of income tax expense are as follows:


                                                                        Year ended December 31,
(in thousands of US Dollars)                                      1994              1995             1996
                                                              --------          --------         --------
current taxes                                                 $  1,592           $   937          $  (344)
deferred taxes                                                     798               442             (385)
                                                               -------           -------          -------
                                                                 2,390             1,379             (729)
Foreign:
current taxes                                                    1,121             1,816            1,486
deferred taxes                                                      69               122              (17)
                                                               -------           -------          -------
                                                                 1,190             1,938            1,469
Total income taxes                                            $  3,580           $ 3,317          $   740
                                                              ========           =======          =======

The approximate tax effect of each type of temporary difference that gives rise to a significant portion of deferred tax liability or deferred tax asset is as follows:

                                                                Year ended December 31,
(in thousands of US Dollars)                                      1995             1996
                                                              --------         --------
Deferred tax asset:
Deferred tax in respect of loss carryforwards                 $    545          $   1,139
Valuation allowances                                              (545)            (1,139)
                                                              --------          ---------
                                                              $      0          $       0
                                                              ========          =========

Deferred tax liabilities:
Inventories                                                   $  1,532          $   1,418
Provision for pensions                                             145                (72)
Other                                                              (43)              (114)
                                                              --------          ---------

Total deferred tax labilities                                 $  1,634          $   1,232
                                                              ========          =========

17   Related Party Transactions

Corporate Allocations

Philips has provided substantial services to the PEO Operations, including general management, treasury, tax, financial audit, financial reporting, insurance and legal services. Philips has historically charged the PEO Operations for such services through corporate allocations generally based on a percentage of sales. The amount of the charge was dependent upon the total amount of anticipated allocable costs incurred by Philips, less amounts charged as a direct cost or expense rather than by allocation. Included in selling, general and administrative expenses are charges of $738,000, $1,070,000 and $1,271,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

Sales to Philips

(A)  Sales to Philips organizations not transferred

A number of existing Philips sales organizations are excluded from the operations transferred to FEI; however, these units will continue to act as distributors for PEO Operations' products in their respective countries. Sales for distribution to these units amounted to approximately 9%, 8% and 10.5% of sales during the years ended December 31, 1994, 1995 and 1996, respectively.

(B)  Sales to Philips organizations as end users

In addition to the above-mentioned sales for further distribution, some Philips units buy products manufactured by the PEO Operations. Sales to these end-user Philips units amounted to approximately 3.0%, 2.3% and 3.1% of sales during the years ended December 31, 1994, 1995 and 1996, respectively.

Purchases through Philips

From time to time, the PEO Operations purchases material and supplies under collective purchase agreements and purchase conditions negotiated by Philips for the benefit of its group companies. For this service the PEO Operations has paid a fixed annual fee amounting to approximately $43,000, which has been charged to cost of sales. The benefits for the PEO Operations of these arrangements cannot be calculated precisely, but management believes that such benefits are in excess of the amounts paid. Management also believes that benefits relating to the arrangements between the PEO Operations and the Philips group are immaterial to the PEO Operations' operating results when compared to similar arrangements which could have been entered into had the PEO Operations operated on a stand-alone basis.

Dependence on Philips Suppliers

See Note 2.

Intercompany Current Accounts

See Note 6.

Other Services

In connection with the Combination Agreement, the PEO Operations entered into agreements with Philips affiliates for the purpose of defining their ongoing relationship. These agreements set forth certain rights and obligations of the PEO Operations, Philips and their respective affiliates on a prospective basis, afford the PEO Operations continued access to the research and development resources of Philips on a fee basis, provide for the parties' respective rights to intellectual property, and provide a framework under which Philips affiliates will continue to provide certain administrative and other services that have been provided to the PEO Operations in the past. Management believes that, had these agreements been in place on a historical basis, they would not have resulted in any material change in the historical position or results of operations of the PEO Operations.


18   Segmentation and Significant Customer Information

For the years ended December 31, 1994, 1995 and 1996, FEI accounted for approximately 9%, 12% and 14% of combined sales, respectively.

Service Activities

For the years ended December 31, 1994, 1995 and 1996, customer service activities represented approximately 23%, 19% and 21%, respectively, of combined sales.

The following table summarizes sales, income from operations and identifiable assets of PEO Operations in The Netherlands, U.S., Germany and other countries (in thousands of US dollars).

                                      Netherlands           U.S.        Germany           Other          Combined
                                      -----------           ----        -------           -----          --------
1994:
     Sales                                 30,736         19,570         14,226          19,637            84,169
     Income from operations                 6,827          1,811            544             291             9,473
     Identifiable assets                   35,762          5,890           (416)          3,805            45,041

1995:
     Sales                                 43,275         28,239         14,393          23,210           109,117
     Income from operations                 3,941          3,673            725             906             9,245
     Identifiable assets                   43,751          7,921            763           8,307            60,742

1996:
     Sales                                 42,916         28,245         11,664          29,559           112,384
     Income from operations                (2,083)         1,308            611             851               687
     Identifiable assets                   50,391         10,375            744          10,314            71,824

                     PRO FORMA COMBINED FINANCIAL STATEMENTS
                         FEI Company and PEO Operations
                                   (Unaudited)

     The following unaudited pro forma financial statements reflect the combination of the business of FEI and the PEO Operations. The transaction is accounted for using the purchase method of accounting. In applying the purchase method of accounting, the PEO Operations has been determined to be the acquirer. Accordingly, the financial information for the PEO Operations has been presented at historical amounts and the purchase accounting adjustments have been applied to the consolidated financial statements of FEI.

     The unaudited pro forma combined balance sheet as of December 31, 1996 was prepared as if the Combination had occurred on that date. The unaudited pro forma combined statement of operations for the year ended December 31, 1996 was prepared as if the Combination had occurred at the beginning of the period. The pro forma combined statement of operations does not include a nonrecurring charge of approximately $38 million related to the portion of the fair value of FEI allocated to in-process technology. This amount was expensed by FEI immediately subsequent to Closing. The pro forma combined balance sheet at December 31, 1996 is presented as if the in-process technology were written off on January 1, 1996.

     In the opinion of management of FEI, all adjustments necessary to present fairly such pro forma combined financial statements have been made based on the terms and structure of the Combination. These unaudited pro forma combined financial statements are not necessarily indicative of what actual results would have been if the Combination had occurred at the beginning of the respective periods nor do they purport to indicate the results of future operations of FEI Company. These unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and historical financial statements and notes thereto of FEI and the PEO Operations.

     Before the Combination, the PEO Operations was operated as a business unit of PIE. Management of Philips allocated certain costs in preparation of the historical financial statements of the PEO Operations. No assurance is given that these cost allocations reflect the actual costs that would have been incurred by the PEO Operations if it had been operated as a stand-alone business.

                         FEI COMPANY AND PEO OPERATIONS
                  PRO FORMA COMBINED BALANCE SHEET (Unaudited)
                                December 31, 1996
                                 (In Thousands)


                                                                                   Pro Forma          Pro Forma
                                                        PEO            FEI       Adjustments           Combined
                                                -----------   ------------   ---------------      -------------
Assets
Cash and cash equivalents                                     $        646       $     5,500 (a)  $       6,146
Trade accounts receivable                       $    25,349         19,874            (2,744)(b)         42,479
Other accounts receivable/prepaid
    expenses                                          1,426          1,623            (1,473)(c)          1,576
Inventories                                          30,213         19,971               850 (d)         51,034
Current accounts with Philips                         1,639                                               1,639
Deferred income taxes                                                1,248              (629)(e)            619
                                                -----------   ------------       -----------      -------------
Total current assets                                 58,627         43,362             1,504            103,493

Investments
Tangible fixed assets                                 5,658          9,030               350 (f)         15,038
Lease receivables                                                    2,055                                2,055
Other assets                                          6,014          6,307              (987)(g)         11,334
Goodwill and other intangibles                        1,525                           17,764 (h)         19,289
Existing technology                                                                   16,490 (h)         16,490
                                                -----------   ------------       -----------      -------------
Total assets                                    $    71,824   $     60,754       $    35,121      $     167,699
                                                ===========   ============       ===========      =============

Liabilities and Equity
Line of credit                                                $      8,436                        $       8,436
Accounts payable                                $     7,585          6,758       $    (2,744)(b)         11,599
Accrued payroll liabilities                           1,648            751                                2,399
Prepayments received                                  2,145            868                                3,013
Accrued expenses/deferred income                     13,277          1,797                               15,074
Short-term provisions                                 2,897          1,670                                4,567
Income taxes payable                                                    59                                   59
                                                -----------   ------------                        -------------
Total current liabilities                            27,552         20,339            (2,744)            45,147
Long-term provisions                                  1,202                                               1,202
Deferred income taxes                                                  751             5,712 (e)          6,463
Equity                                                                                                       --
  Preferred stock                                                                                            --
  Common stock                                                      31,658            83,229            114,887
  Retained earnings                                                  7,941            (7,941)                --
  Other                                                                 65               (65)                --
  Division equity                                    43,070                          (43,070)                --
                                                -----------   ------------       -----------       ------------
Total equity                                         43,070         39,664            32,153            114,887
Total liabilities and equity                    $    71,824   $     60,754       $    35,121       $    167,699
                                                ===========   ============       ===========       ============

                  See Notes to Pro Forma Combined Balance Sheet

                         FEI COMPANY AND PEO OPERATIONS
              NOTES TO PRO FORMA COMBINED BALANCE SHEET (Unaudited)
                                December 31, 1996
                                 (In Thousands)

a.   Adjustment to cash and cash equivalents consists of the following:
     To reflect the cash contribution by Philips to PEO Operations at Closing
        pursuant to the terms of the Combination Agreement                                    $    8,000
     To reflect estimated costs of the Combination                                                (2,500)
                                                                                              ==========
                                                                                              $    5,500
                                                                                              ----------
b.   Adjustment to trade accounts receivable and accounts payable consists of the following:
     To reflect the elimination of intercompany payables between FEI and the PEO
     Operations.   At December 31, 1996, approximately $140 was due to FEI
     for emitter products, and approximately $2,604 was due to the PEO
     Operations for platforms and spare parts                                                 $    2,744
                                                                                              ==========

c.   Adjustment to write off prepaid costs of the Combination which will be
        allocated as part of the purchase price                                               $   (1,473)

d.   Adjustment to inventories to reflect the difference between fair market value
        and book value                                                                        $      850
                                                                                              ==========

e.   Adjustment to deferred income taxes to reflect the impact of tax effects on the creation of the existing technology and other purchase price adjustments:
     Current assets                                                                           $     (629)
     Noncurrent liabilities                                                                   $    5,712
                                                                                              ==========

f.   Adjustment to tangible fixed assets to reflect the difference between the fair
        market value and the book value of FEI's fixed assets                                 $      350
                                                                                              ==========

g.   Adjustment to eliminate agreements recorded on the books of FEI which
        duplicate agreements or services available to the PEO Operations                      $    (987)
                                                                                              ==========

h. Adjustment to record the difference between the estimated purchase price and the tangible net worth of FEI. Under the reverse acquisition method of accounting, whereby the PEO Operations is deemed to have acquired the assets of FEI, the total acquisition cost of FEI has been determined and the constituent amounts have been allocated to the assets to be acquired and obligations to be assumed, as follows:

     Excess of estimated costs of acquisition over the estimated fair values of
        tangible and identifiable intangible assets of FEI                                    $  17,764

     Existing technology, representing the estimated net present value of future gross margins, less associated operating expenses, for the current product
        lines of FEI                                                                          $  16,490
                                                                                              =========

     In addition, a one-time charge of $38,046 associated with the writeoff of acquired in-process research and product development will reduce operating income and shareholders' equity subsequent to the date of Closing. The pro forma combined balance sheet is presented as if the in-process technology were written off on January 1, 1996.

     The amortization periods for existing technology and goodwill have been established at 12 years and 15 years respectively. The existing focused ion beam technology, which is now in its third year of commercialization, is estimated to have a 15-year life. Management expects to evaluate these amortization periods from time to time. It is possible that estimates of anticipated future gross revenues, the remaining estimated economic life of products or technologies, or both may be reduced due to competitive pressures or other factors.

                         FEI COMPANY AND PEO OPERATIONS
             PRO FORMA COMBINED STATEMENT OF OPERATIONS (Unaudited)
                      For the Year Ended December 31, 1996
                    (In Thousands, Except Per Share Amounts)

                                                                                   Pro Forma          Pro Forma
                                                        PEO            FEI       Adjustments           Combined
                                                 ----------     ----------      ------------        -----------
Sales                                            $  112,384     $   45,615      $    (15,003)(a)    $   142,996
Cost of sales                                        61,551         30,749             5,166 (b)         97,466
                                                 ----------     ----------      ------------        -----------
Gross profit                                         50,833         14,866           (20,169)            45,530
Research and development costs                       10,893          3,945              (174)(c)         14,664
Selling, general and administrative
   costs                                             39,253         10,061           (17,492)(d)         31,822
Amortization of goodwill and other
     intangibles                                                                       2,324 (e)          2,324
                                                 ----------     ----------      ------------        -----------
Income (loss) from operations                           687            860            (4,827)            (3,280)
Other income                                                           435                                  435
                                                 ----------     ----------      ------------        -----------
Income (loss) before taxes                              687          1,295            (4,827)            (2,845)
Tax expense (benefit)                                   740            453            (1,436)(f)           (243)
                                                 ----------     ----------      ------------        -----------
Net income (loss)                                $      (53)    $      842      $     (3,391)       $    (2,602)
                                                 ==========     ==========      ============        ===========

Pro forma net income per share                                  $     0.10                          $     (0.15)
                                                                ==========                          ===========
Weighted average shares outstanding                                  8,040             9,363 (g)         17,403
                                                                ==========      ============        ===========


             See Notes to Pro Forma Combined Statement of Operations

                         FEI COMPANY AND PEO OPERATIONS
                      NOTES TO PRO FORMA COMBINED STATEMENT
                            OF OPERATIONS (Unaudited)

                          Year Ended December 31, 1996
                                 (In Thousands)


a.   Adjustment to sales consists of the following:
     To reflect the elimination of sales from the PEO Operations to FEI of
        $14,370 and from FEI to the PEO Operations of $633                                     $ (15,003)
                                                                                               =========

b.   Adjustments to cost of sales consist of the following:
     To eliminate intercompany profit in ending inventories                                    $   2,368
     To reclassify customer service costs of the PEO Operations to cost of sales                  17,514
     To record estimated rent ($575, which consists of 50% of the estimated total annual rent of $1.2 million (the "Estimated Annual Rent") allocated to cost of sales) and eliminate depreciation expense ($167, which consists of 50% of the total depreciation expense of $333 (the "Total Annual
          Depreciation Expense") allocated to cost of sales) for land and building located in Eindhoven, The Netherlands not acquired pursuant to the
          Combination Agreement (the Eindhoven property).  The annual rent is
          currently under negotiation.                                                               408
     To eliminate sales from PEO Operations to FEI of $14,370 and from FEI
          to the PEO Operations of $633                                                          (15,003)
     Other                                                                                          (121)
                                                                                               ---------
                                                                                               $   5,166
                                                                                               =========
c.   Adjustment to research and development expense consists of the following:
     To record estimated rent ($460, which consists of 40% of the Estimated
          Annual Rent allocated to research and development expense) and eliminate depreciation expense ($134, which consists of 40% of the Total Annual Depreciation Expense allocated to research and development expense) for
          the Eindhoven property attributable to research and development activities           $     326
     To record capitalization of software at the PEO Operations                                     (500)
                                                                                               ---------
                                                                                               $    (174)
                                                                                               =========
d.   Adjustments to selling, general and administrative expense consist of the following:
     To reflect estimated increases in administrative expense resulting from the Combination for increased professional services
          ($100) and increased personnel expense to provide services formerly provided by Philips and included in Philips'
          corporate charges ($200)                                                             $     300

                                       30

     To record estimated rent ($115, which consists of 10% of the
          Estimated Annual Rent allocated to selling, general and
          administrative expense) and eliminate depreciation expense
          ($33, which consists of 10% of the Total Annual Depreciation
          Expense allocated to selling and administrative expense) for the Eindhoven property attributable to selling and
          administrative activities                                                                   82
     To eliminate corporate charges from Philips to the PEO Operations to be
          discontinued following Closing                                                          (1,070)
     To reclassify customer service costs of the PEO Operations to cost of sales                 (17,514)
     To reflect the increased depreciation expense for the estimated market value of
          FEI's fixed assets                                                                         710
                                                                                               $ (17,492)
                                                                                               =========
e.   Adjustment to reflect amortization of intangibles resulting from the purchase price allocation including $17,764 of goodwill and other intangibles and
          $16,490 of existing technology                                                       $   2,324
                                                                                               =========

f.   Adjustment to provision for income taxes to reflect the income tax effects of
     pro forma adjustments (a) through (e) above, including nondeductible goodwill             $  (1,436)
                                                                                               =========

g.   Adjustment to weighted average shares outstanding for the year ended
          December 31, 1996 consists of the following:

     To reflect shares issued to PIE pursuant to the Combination
          Agreement, consisting of approximately 9,572 shares (based on approximately 8,040 weighted average common and common equivalent shares outstanding for the year ended December 31, 1996), less approximately 209,000 shares assumed outstanding under the treasury stock method that are antidilutive because the pro forma combined operations would have generated a net loss for the year ended
          December 31, 1996.                                                                       9,363
                                                                                               =========

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: May 7, 1997

                                       FEI COMPANY



                                       By WILLIAM G. LANGLEY
                                          --------------------------------------
                                          William G. Langley
                                          Chief Financial Officer
                                          (Principal Financial Officer)

                                       32